CONSULTING AGREEMENT

WHEREAS, the Company desires to use the services of the Executive, and Executive wishes to be employed by the Company, on the terms and conditions specified herein;

NOW, THEREFORE, the parties agree as follows:

1. Services. The Company hereby engages Executive upon the terms and conditions set forth in this Agreement.

2. Term. Executive's services under this Agreement will begin on the Effective Date and will continue for a period of two years until June 30, 2022 ("End Date"). The period/term during which Executive is employed by the Company pursuant to the terms and provisions of this Agreement is sometimes referred to herein as the "Services Term." The Agreement is to be reviewed two (2) months prior to the Services Term for renewal terms or termination upon the End Date.

3. Position and Duties.

(a) The Company shall employ Executive, and Executive shall serve, as Chief Operating Officer.

4. Compensation.

(b) Expenses. The Company shall reimburse Executive for all required business expenses incurred by Executive in connection with the performance of his duties and obligations as set forth herein during the Services Term including but not limited to business travel, cell phone, where applicable.

5. Termination.

(a) Termination for Cause. The Company may terminate Executive's Services under this Agreement at any time for "Cause" upon delivery of a Notice of Termination to Executive. Termination by the Company for Cause shall mean termination because of: (a) Executive's indictment for, conviction of, guilty or no contest plea to, or confession of guilt to a felony or any crime involving moral turpitude; (b) a material breach by Executive of any provision of this Agreement and failure to cure such breach within ten (10) business days of receiving written notice from Company specifying the breach; (c) failure to perform such duties as are assigned to Executive in accordance with this Agreement and failure to cure within ten (10) business days of receiving written notice from Company specifying the duties not performed;

(b) **Voluntary Termination by Executive**. Executive may voluntarily terminate his employment at any time by giving the Company a Notice of Termination specifying the Date of Termination forty-five (45) days following the date of delivery of the Notice of Termination to the Company.

(c) **Notice of Termination**. Notice of termination of Executive's Services by Company or Executive, shall be sent by the terminating party to the non-terminating party to the address listed herein. For purposes of this Agreement, the "Date of Termination" is the last day that Executive is employed by the Company.

6. **Payments upon Termination**. In the event of termination for any of the reasons cited in Section 5 above, the Company shall pay Executive (i) any accrued and unpaid Services due to Executive through the Date of Termination; (ii) any accrued expenses due to Executive through the Date of Termination.

7. **Non-Disclosure of Confidential Information.**

(a) From and after the Effective Date, Executive agrees not to divulge, communicate, use to the detriment of the Company or its Affiliates or for the benefit of any other individual or partnership, joint venture, trust, corporation, limited liability company or other entity (collectively, "Person"), or misuse in any way, any Confidential Information or trade secrets included in or relating to the Company and Affiliates or any of their assets (herein collectively "Companies"). "Confidential Information" means anything that may be disclosed in tangible or intangible form, orally or through observation, including without limitation: inventions, concepts, specifications, design plans, product blueprints, mechanical/electrical specifications, past, current and future product plans, system architectures, prototypes, equipment, drawings, instruction manuals, data, test results, software (source, object, binary), code listings, processes, methods, research and development activities or results, discoveries, techniques, technologies, know-how, ideas, technical improvements, apparatus, data, notes, protocols, samples, analytical and statistical data, assays, biological structures, technology applications, writings, reports, manufacturing procedures and techniques, documents, papers, notebooks and memoranda related to current or potential products or activities of the Companies; financial data, financial status and position, business plans and strategies, product/commercialization strategies, marketing strategies, strategic alliances and objectives, financial spreadsheets, financial projections, investor information and proposals, customer data (including customer requirements and lists), and product strategies and evaluations related to past, current or potential products or activities of the Companies; past, current or future personnel information or data, company compensation programs and employee manuals relating to the Companies; any information marked with a proprietary, confidential or the like legend or which is treated by corporate practices, policies and procedures as proprietary, confidential or the like; and information which includes any and all information received by the Company from a third-party under an obligation or an affirmative duty to handle such information in a confidential or restricted use manner.

(b) Confidential Information shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties or (ii) required by law to be disclosed; provided, however, that Executive shall give prompt written notice to the Company of such requirement and cooperate with any attempts by the Company to obtain a protective order or similar treatment for such Confidential Information.

8. **Notice.** For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered against receipt therefor, or three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, or upon delivery if transmitted by hand delivery, or upon delivery if sent via facsimile (with confirmation), or one (1) business day after delivery to a reputable overnight courier, addressed as follows:

If to Executive:

Rahul Kushwah or 2499597 Ontario Inc.
141 Codsell Ave.
Toronto, ON, Canada M3H 3W5
Telephone: 647-889-6916
Email: rahul.kushwahphd@rogers.com

If to the Company:

Predictmedix Inc.
Attention: Rakesh Malhotra-CFO
Suite 3000, Kings Street West
TD Centre, North Tower, PO Box 95
Toronto, ON, Canada
Telephone: 647-891-9379

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9. **Amendments and Waivers.** No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officers of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10. **Entire Agreement.** This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto or any predecessor of any party hereto.

11. **Headings.** The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

12. **Counterparts.** This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13. <u>Survival of Agreement</u>. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of Executive's Services with the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 3rd day of June 2020.

Predictmedlx Inc.

By: /s/ Rakesh Malhotra

Name: Rakesh Malhotra
Title: CFO

Executive (2499597 Ontario Inc.)

/s/ Rahul Kushwah

Name: Rahul Kushwah
Title: COO

ADDENDUM TO THE CONSULTING AGREEMENT

THIS ADDENDUM IS MADE TO THE CONSULTING AGREEMENT (the "Agreement") effective as of July 1, 2020, (the "Effective Date"), by and between Predictmedix Inc., a Company incorporated in Canada (the "Company"), with registered address at Suite 3000, Kings Street West, TD Centre, North Tower, PO Box 95, Toronto Canada and 2499597 Ontario Inc., a corporation with an address at 141 Codsell Ave, Toronto, ON, M3H 3W5 Canada represented by Rahul Kushwah. (the "Executive").

Both parties mutually agree to amend clause 4(a) of the said agreement effective September 1, 2020:

The new Clause 4(a) effective September 1, 2020 reads as follows:

4. Compensation.

(a) Remuneration. During the Services Term, Executive will receive a monthly fee (the "Services Fee") of CAD$6,000. In addition, the executive will be reimbursed $1,500 per month for use of personal vehicle for Company business. The Company will make one cheque payment for $7,500 per month either in name of 2499597 Ontario Inc. or in name of Rahul Kushwah for the services.

All other terms and conditions of the said agreement are unchanged and binding on both parties

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 4th day of October 2020.

Predictmedix Inc.

By:	/s/ Rakesh Malhotra

Name:	Rakesh Malhotra
Title:	CFO

Executive (2499597 Ontario Inc.)

By:	/s/ Rahul Kushwah

Name:	Rahul Kushwah
Title:	COO

ADDENDUM # 2 TO THE CONSULTING AGREEMENT

THIS ADDENDUM IS MADE TO THE CONSULTING AGREEMENT (the "Agreement") effective as of May 1, 2021, (the "Effective Date"), by and between Predictmedix Inc., a Company incorporated in Canada (the "Company"), with registered address at Suite 3000, 77 Kings Street West, TD Centre, North Tower, PO Box 95, Toronto Canada and 2499597 Ontario Inc., a corporation with an address at 141 Codsell Ave, Toronto, ON, M3H 3W5 Canada represented by Rahul Kushwah. (the "Executive").

Both parties mutually agree to amend clause 4(a) of the said agreement which was effective September 1, 2020:

The amended Clause 4(a) effective May 1, 2021 reads as follows:

4. Compensation.

(a) Remuneration. During the Services Term, Executive will receive a monthly fee (the "Services Fee") of CAD$8,500. In addition, the executive will be reimbursed $1,500 per month for use of personal vehicle for Company business. The Company will make one cheque payment for $10,000 per month either in name of 2499597 Ontario Inc. or in name of Rahul Kushwah for the services.

All other terms and conditions of the said agreement are unchanged and binding on both parties

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 7th day of June 2021.

Predictmedix Inc.

By:	/s/ Rakesh Malhotra

Rakesh Malhotra
Title:	CFO

Executive (2499597 Ontario Inc.)

By:	/s/ Rahul Kushwah

Name:	Rahul Kushwah
Title:	COO